Exhibit 99.1

QUESTIONS AND ANSWERS FOR CONTINGENT VALUE RIGHTS HOLDERS

WHAT IS THE PROCESS FOR OBTAINING PAYMENT FOR CVRs?

What is a CVR?

The Contingent Value Rights (“CVR’s”) were issued by Monogram Biosciences, Inc. (the “Company”) to former shareholders of ACLARA BioSciences, Inc., or ACLARA, as part of the merger between the two companies in December of 2004. On the maturity date of the CVR’s, which will occur on Sunday June 11, 2006, the Company will determine the CVR Payment to be made per CVR. As the Company has previously announced, the Company intends to make any CVR Payment entirely in cash. The CVR’s are governed by a Contingent Value Rights Agreement dated December 10, 2004 between the Company and U.S. Bank National Association, as trustee. A copy of this agreement can be found at http://www.sec.gov/Archives/edgar/data/1094961/000119312504211198/dex103.htm.

How is the amount of the payment per CVR determined?

The CVR Payment will be calculated based on the difference between the Target Price of $2.90 and the greater of (i) the average of the current market values of a share of the Company’s common stock for each of the 15 trading days preceding the CVR maturity date and (ii) the Minimum Price of $2.02 per share. The current market value for each trading day is based on a volume weighted average of the sales prices for that day, as quoted by Bloomberg LP. The 15 trading day valuation period started on and included May 19, 2006, and will end on and include June 9, 2006.

If, for example, the average of the values of a share of the Company’s common stock over the 15 trading day valuation period is less than $2.02, then the CVR Payment would be $0.88, which is the difference between the Target Price of $2.90 and the Minimum Price of $2.02, and the maximum amount payable per CVR.

Who is entitled to receive payment for CVR’s?

Holders of record of CVR’s as of the close of trading on June 9, 2006, the last trading day before the CVR maturity date, are entitled to receive payment in exchange for their surrendered CVR’s. Following the maturity date CVR’s will no longer be quoted on the Over-the-Counter Bulletin Board.

How do I receive my CVR payment?

Holders who possess a physical certificate for their CVR’s will receive instructions from the Trustee for the CVR’s, U.S. Bank. In order to receive the CVR Payment, a Holder of CVRs must surrender the CVR Certificate to the Trustee by sending the certificate to the Trustee at:

U.S. Bank National Association

Attention: Specialized Finance

60 Livingston Avenue

St. Paul, Minnesota 55107

The Trustee and the Company strongly recommend that CVR Certificates be sent via overnight delivery, with signature required upon receipt, or via certified mail, with return receipt requested. It is the CVR Holder’s responsibility to ensure that the Trustee receives the CVR Certificate, and the CVR Holder will bear the risk of loss for any materials in transit to the Trustee.

The Trustee will cancel CVR Certificates upon receipt, and will deliver the CVR Payment amount with respect to such cancelled certificate to the address of record for the Holder of such CVR. Questions concerning the surrender of CVR Certificates should be directed to the Trustee by calling Jeff Carlson at U.S. Bank National Association at (651) 495-5333.

Holders who do not have a physical CVR certificate, and who instead hold CVR’s in book entry form via brokerage accounts, will receive the CVR Payment from their brokers. The Trustee will make the CVR payment to the Holder’s broker and the Holder’s broker is then responsible for distributing payment to beneficial CVR owners.

What happens if I hold stock options that were originally awarded to me by ACLARA BioSciences, Inc.?

When the Company and ACLARA merged, outstanding ACLARA options became exercisable for shares of Company common stock and CVR’s.

Holders of former ACLARA stock options who exercised those options on or before June 9, 2006, the last trading day before the CVR maturity date, received CVR’s in connection with such exercise and may redeem those CVR’s for payment as described above. Holders of former ACLARA stock options who did not exercise those options on or before June 9, 2006 but remain entitled to do so, will, upon exercise of such options, in addition to receiving shares of common stock of the Company, receive a cash payment in lieu of the CVR’s he or she would otherwise have been entitled to receive prior to the maturity of the CVR’s. The amount of the cash payment will be based on the number of CVR’s the option holder would have been entitled to receive prior to the CVR maturity date and the amount of the CVR Payment, as described above.